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September 30, 1993

Nathan A. Low,
President
Sunrise Financial Group, Inc.
919 Third Avenue
19th Floor
New York, New York 10022


Re: Investor Relations Retainer Agreement

Gentlemen:

      As we discussed, DUSA Pharmaceuticals, Inc. (the "Company") is interested in retaining Sunrise Financial Group, Inc. ("Sunrise") as its consultant for financial public relations.

Services

      The services Sunrise will provide include the following: preparing a fact sheet on the Company at the request of and subject to the approval of the Company (for which the Company will pay for design, printing, postage, list rental, etc. US$9000 in advance, as well as approve the artwork, content, and layout); assistance to the Company in planning and supervision of such financial communication activities as the annual report, quarterly reports and other financial presentations (except a slide show for which a separate proposal shall be made); performance of public relations and corporate communications projects as are mutually agreed on; planning meetings with institutional investors, research analysts and retail brokers; preparing and disseminating press releases; updating institutional investors, research analysts, and retail brokers regularly on new developments concerning the Company; handling all inquires about the Company; maintaining a mailing list of all those interested in Company literature; distributing business reply cards and contacting those brokers who return them to ascertain their interest in meeting management of the Company; seeking additional market makers for Company securities; and handling medial relations. Sunrise shall provide a quarterly report to the Company outlining its progress and plans to further deliver the foregoing services.
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      As compensation for Sunrise's services, the Company will pay Sunrise the following fees:

      1. A monthly consulting fee of US$5,000.00 payable upon execution of this engagement letter and before the first day of each month thereafter; and

      2. Subject to applicable securities regulatory requirements, including the consent of the Toronto Stock Exchange ("TSE"), the Company will issue, as soon as practicable after signing this letter, to Sunrise or its principal Nathan Low a warrant to purchase up to 50,000 shares of the authorized stock of the Company at US$6.00 per share. The warrant vests immediately and is non-cancellable. The warrant shall be exercisable for five years from issuance.

Warrant

      The Company understands that Deprenyl Research Limited has undertaken to issue to Sunrise a warrant to purchase 50,000 shares of the Company from its holdings. Unless otherwise specified, references hereinafter to the "warrant" shall be deemed to include the warrant issued by Deprenyl Research Limited to Sunrise. During the term of the warrant and upon written demand from Sunrise, the Company shall, on one occasion only, and provided that the warrant has been exercised prior thereto, promptly register the common stock underlying the warrant at Company expense (excluding Sunrise's counsel's fees and any underwriting or selling commissions) on Form S-8, or comparable or successor Registration Statement. The Company further agrees that during the term of the warrant, if the Company intends to file a Registration Statement for the public sale of its securities (other than a Form S-8, S-4 or comparable Registration Statement) it will notify Sunrise and, if so requested, subject to the approval of its underwriter will include in that Registration Statement the common stock underlying the warrant, provided that the warrant has been exercised prior thereto, at Company expense (excluding prorated SEC registration fees, Sunrise's counsel's fees and any underwriting or selling commissions). For purposes of exercise of the warrant issued by the Company prior to registration, Sunrise shall be entitled to pay for the common shares by promissory note which note shall be payable within 10 business days of completion of registration of such common stock. The note shall be secured only against the common shares thereby purchased. The number of shares and exercise price per share subject to the warrant shall be adjusted in the case of any dividend, stock split or other recapitalization or reorganization so that the warrant shall not be diminished or diluted. The warrant is non-assignable.

      The Company and its officers hereby commit (subject to fulfilling their fiduciary obligations) to propose, recommend approval, and vote all shares under their voting control in favor of a resolution covering the issuance of the warrant at its next annual shareholders meeting. The company shall use its reasonable best efforts to ensure that Deprenyl Research Limited also votes its shares of the Company in favour of such resolution.
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                                       -3-


      If, by September 30, 1994, the warrant has not been issued and fully approved, the Company shall compensate Sunrise in cash for what would have been its fair market value on October 1, 1994, which shall be equal to the difference between the average closing price of DUSA common shares for the month of September 1994 and US$6.00 times the number of shares underlying the warrant or part thereof not then issued and fully approved.

      Sunrise understands that neither the warrant nor the underlying shares of common stock are qualified for sale in Ontario or Canada or registered in the United States or any of the states thereof. Sunrise undertakes not to offer or sell such securities directly or indirectly in Ontario or Canada or anywhere in the United States without registration under the Securities Act of 1933, as amended, or exemption from such registration. For clarification, if such underlying shares are registered or otherwise exempt from registration in the United States, sales made by Sunrise through US based NASDAQ market makers will not be deemed to be indirect sales in Ontario or Canada, provided that neither Sunrise nor Nathan Low has actual knowledge that the purchaser is a resident of Ontario or Canada.

Expense Reimbursement

      In addition to the fees payable hereunder, the Company shall reimburse Sunrise, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Sunrise (including but not limited to printing and graphic design, travel, postage, copying, secretarial, legal, and phone expenses) in connection with Sunrise's services pursuant to this agreement. Individual out-of-pocket expenses will not exceed US$250.00 without the consent of the Company. The Company will prepay US$5,000 to Sunrise which Sunrise will draw against for expenses. The Company will replenish this account monthly to the US$5,000 level. Upon expiration of this agreement, any balance in this expense account will be returned to the Company less any fees outstanding.

Term

      This agreement shall be for a term of at least one year. Thereafter, either party may terminate this agreement at any time upon thirty (30) days' prior written notice, without liability or continuing obligation to the other party, except that termination shall not affect (a) the reimbursement and indemnification provisions contained in this agreement, nor (b) The Company's obligation for the fees called for above. However, if the Company enters in to a letter of intent for a public offering or a private placement of its securities in the United States during the term of this agreement and any extension thereof, and Sunrise shall have been instrumental in arranging such, then this Agreement shall be automatically renewed for an additional year.
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Confidentiality

      Each of the Company and Sunrise possesses confidential information with respect to its business and affairs which it has acquired through the expenditure of time and money. Each of the Company and Sunrise shall use all reasonable efforts to protect the confidential information of the other and keep such information confidential, using a standard of care that the Company or Sunrise, as the case may be, would reasonably expect to employ for its own similar confidential information.

Indemnification

      The Company agrees it will indemnify and hold harmless Sunrise, its officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees and expenses of counsel) arising out of Sunrise's services pursuant to this agreement. However, the Company will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Sunrise's gross negligence or willful misconduct, or violation of American laws. The Company agrees to notify Sunrise promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any matter which involved Sunrise.

Miscellaneous

      The benefits of this agreement shall inure to the respective successors and assigns of the parties, and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns.

      The validity and interpretation of this agreement shall be governed by the laws of the State of New York as applied to agreements made and to be fully performed therein.

      This agreement shall not come into effect until consent to the issuance of the warrant, satisfactory to the Company, has been obtained from the TSE.

      Sunrise undertakes to refer any inquires or requests with respect to the Company from residents of Canada to the Company or as it may direct.
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                                       -5-

If the foregoing correctly sets forth our agreement, please sign, date and return to us the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between us.

                                        Sincerely,

                                        DUSA PHARMACEUTICALS, INC.



                                        By: S/ D. Geoffrey Shulman
                                            ----------------------------------
                                            Dr. D. Geoffrey Shulman, Chairman

Confirmed and Agreed to this
 14 day of October, 1993
Sunrise Financial Group, Inc.



by: S/ N. LOW
    -------------------------
    Nathan A. Low, President